Exhibit 99.1

ReposiTrak Full Year Revenue Increases 11% to $22.6 Million; Net Income Increases 17% to $7.0 Million

Full-Year Earnings Per Share Increases 21%;

Company Ends Fiscal Year with $28.6 Million in Cash and No Debt

Salt Lake City, UT – September 29, 2025 –ReposiTrak (NYSE: TRAK), the world's largest food traceability and regulatory compliance network, built upon its proven inventory management and out-of-stock reduction SaaS platform, today announced financial results for the fourth fiscal quarter and full fiscal year ended June 30, 2025.

Full-Year Fiscal 2025 Financial Highlights:

●	Full-year total revenue increased 11% to $22.6 million from $20.5 million.
●	Recurring revenue represented approximately 99% of total revenue.
●	Full-year operating expense increased 6% to $16.4 million from $15.4 million.
●	Full-year operating income was $6.2 million in fiscal 2025, up 24% from $5.0 million last year.
●	Full-year GAAP net income increased 17% to $7.0 million from $6.0 million last year.
●	Full-year net income to common shareholders was $6.6 million, up 22% from $5.4 million last year.
●	Full-year EPS of $0.36 (basic), or $0.35 (fully diluted), compared to $0.30 (basic) and $0.29 (fully diluted) last year.
●	The Company finished the year with $28.6 million in cash and no bank debt.
●	Cash from operations increased 21% to $8.4 million from $6.9 million last year.
●	During the fiscal year, the Company redeemed 280,372 preferred shares for the stated redemption price of $10.70 per share for a total of $3 million.
●

On September 19, 2025, the board declared a quarterly dividend of $0.02 per quarter ($0.08 per share annually) to shareholders of record on September 30, 2025. The cash dividends will be paid to shareholders of record on or about November 14, 2025. This dividend represents the third 10% increase in ReposiTrak’ s dividend since the dividend was established. Subsequent dividends will be paid within 45 days of each fiscal quarter end.

Fourth Fiscal Quarter Financial Highlights:

●	Fourth quarter total revenue increased 11% to $5.8 million from $5.2 million.
●	Recurring revenue represented approximately 99% of total revenue.
●	Quarterly operating expense increased 8% to $4.2 million from $3.9 million.
●	Quarterly operating income increased 20% to $1.6 million from $1.3 million last year.
●	Quarterly GAAP net income increased 14% to $1.8 million from $1.6 million last year.
●	Quarterly net income to common shareholders was $1.7 million, up 18% from $1.5 million last year.
●	Quarterly EPS of $0.09 compared to $0.08 in the prior year fourth fiscal quarter.
●	During the quarter, the Company redeemed 70,093 preferred shares for the stated redemption price of $10.70 per share for a total of $749,995.

Randall K. Fields, Chairman and CEO of ReposiTrak commented, “We continue to refine our highly successful traceability initiative. Over the past year, we have shifted from a hub-centric model, driven by large retailers, to a supplier-centric model, solving problems for individual suppliers. This approach aligns perfectly with the traceability demands and has increased our engagement with individual suppliers for other solutions, including compliance and supply chain, as well. The success of this supplier-centric approach is opening additional doors with customers large and small, facilitating cross-selling and expanding our addressable market for each of our solutions. The impact of this initiative is evident not only in our continued revenue growth across all business lines, but also in increasing deferred revenue.”

“To support this opportunity, we invested in infrastructure to further expand automation and promote accelerating the customer onboarding,” continued Mr. Fields. “These investments are beginning to pay off, enabling us to meet the substantial demand without expanding headcount, further improving our revenue per employee metric. The result of this initiative will be a far greater number of deals, far greater customer diversification and an even more durable moat around our business along with expansion of the cross-selling opportunities.”

“Our efficient operational model is enabling us to translate 11% topline growth into 24% growth in operating income and 22% growth in net income to common shareholders,” concluded Mr. Fields. “With an already strong balance sheet, supported by more than $28 million in cash, we continue to redeem stock, once again increase our dividend, and return capital to shareholders at an accelerated pace. We have barely scratched the surface of the overall opportunity for our traceability solution and cross selling for compliance and supply chain, and the market continues to expand before our eyes. We maintain our goal of average annualized revenue growth of 10-20%, and significantly greater growth in profitability.”

Fourth Fiscal Quarter Financial Results (three months ended June 30, 2025, vs. three months ended June 30, 2024):

Total revenue was up 11% to $5.8 million as compared to $5.2 million in the prior-year fourth quarter. Total operating expense was $4.2 million, up 8% compared to $3.9 million last year. SG&A expense was $2.9 million, up 7% from $2.7 million last year. GAAP net income was $1.8 million compared to $1.6 million. Net income to common shareholders was $1.7 million, or $0.09 per diluted share, compared to $1.5 million, or $0.08 per diluted share, an increase of 18%.

Year-to-Date Financial Results (12 months ended June 30, 2025, vs. 12 months ended June 30, 2024):

Total revenue was up 11% to $22.6 million as compared to $20.5 million in the prior-year period. Total operating expense was $16.4 million, up 6% compared to $15.4 million last year. GAAP net income was $7.0 million compared to $6.0 million. Net income to common shareholders was $6.6 million, or $0.36 per basic and $0.35 per diluted share, compared to $5.4 million, or $0.30 per basic and $0.29 per diluted share last year.

Return of Capital:

In the fourth quarter of fiscal 2025, the Company redeemed 70,093 preferred shares at the stated redemption price of $10.70 per share for a total of $749,995. Since inception, the Company has redeemed 501,679 shares of preferred stock for a total of $5.4 million. The amount remaining to redeem the preferred shares is $3.6 million. At the current rate of redemption, the Company anticipates redeeming all of its preferred shares issued and outstanding on or before December of 2026.

During fiscal 2025, the Company repurchased 8,681 common shares for a total of $200,033 or an average of $23.13 per share. The Company has approximately $8 million remaining of the $21 million total common share buyback authorization.

In September 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.015 per share ($0.06 per year). In November 2023, the Board approved a 10% increase in the quarterly cash dividend, to $0.066 cents per share annually, or $0.0165 cents per share quarterly, commencing with the December 2023 dividend. On June 20, 2025, the Board declared a quarterly dividend of $0.01815 per quarter ($0.0726 per share annually) to shareholders of record on June 30, 2025. Beginning with the quarterly cash dividend payable on or about November 14, 2025 to shareholders of record as of September 30, 2025, shareholders will receive a 10% increase in the quarterly cash dividend, or a dividend of $0.02 per quarter ($0.08 annually). This represents the third increase in the Company’s dividend since the dividend was established. Subsequent dividends will be paid within 45 days of each fiscal quarter end.

Balance Sheet:

The Company had $28.6 million in cash and cash equivalents at June 30, 2025, compared to $25.2 million at June 30, 2024. As of June 30, 2025, the Company had no bank debt.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.parkcitygroup.com.

Participant Dial-In Numbers:
Date: Monday, September 29, 2025

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-877-407-9716

Toll/International 1-201-493-6779

Conference ID: 13755695

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Conference ID: 13755695

Replay Start: Monday, September 29, 2025, 7:15 p.m. ET

Replay Expiry: Wednesday, October 29, 2025, at 11:59 PM ET

About ReposiTrak

ReposiTrak (NYSE:TRAK), formerly Park City Group, provides retailers, suppliers and wholesalers with a robust solution suite to help reduce risk and remain in compliance with regulatory requirements, enhance operational controls and increase sales with unrivaled brand protection. Consisting of three product families – food traceability, compliance and risk management and supply chain solutions – the Company’s integrated, cloud-based applications are supported by an unparalleled team of experts. For more information, visit https://repositrak.com

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to ReposiTrak Inc., Park City Group d/b/a ReposiTrak, or Park City Group, Inc. (“ReposiTrak”) are intended to identify such forward-looking statements. ReposiTrak may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ReposiTrak annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@repositrak.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

REPOSITRAK, INC.

Consolidated Balance Sheets

	June 30,	June 30,
	2025	2024
Assets
Current Assets
Cash	$28,568,805	$25,153,862
Receivables, net of allowance for doubtful accounts of $242,437 and $227,573 at June 30, 2025 and 2024, respectively	4,133,026	3,678,627
Contract asset – unbilled current portion	428,585	181,680
Prepaid expense and other current assets	555,384	285,998
Total Current Assets	33,685,800	29,300,167

Property and equipment, net	602,172	513,277

Other Assets:
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	6,568	2,609
Contract asset – unbilled long-term portion	-	108,052
Operating lease – right-of-use asset	-	250,306
Customer relationships	-	131,400
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	128,207	384,621
Total Other Assets	21,041,075	21,783,288

Total Assets	$55,329,047	$51,596,732

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$282,146	$265,086
Accrued liabilities	1,841,839	1,554,775
Contract liability – deferred revenue	3,175,908	2,441,234
Operating lease liability – current	-	64,076
Notes payable and financing leases – current	231,225	217,971
Total current liabilities	5,531,118	4,543,142

Long-term liabilities
Operating lease liability – less current portion	-	198,972
Notes payable and financing leases – less current portion	278,748	-
Total liabilities	5,809,866	4,742,114

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 336,098 and 616,470 shares issued and outstanding at June 30, 2025 and 2024 respectively	3,361	6,165
Common Stock, $0.01 par value, 50,000,000 shares authorized; 18,282,805 and 18,234,893 issued and outstanding at June 30, 2025 and 2024, respectively	182,830	182,351
Additional paid-in capital	62,181,156	64,655,902
Accumulated other comprehensive loss	(11,256)	(27,390)
Accumulated deficit	(12,836,910)	(17,962,410)
Total stockholders’ equity	49,519,181	46,854,618
Total liabilities and stockholders’ equity	$55,329,047	$51,596,732

REPOSITRAK, INC.

Consolidated Statements of Operations

	For the Years Ended
	June 30,
	2025	2024

Revenue	$22,606,066	$20,453,320

Operating expense:
Cost of revenue and product support	3,681,330	3,416,450
Sales and marketing	5,843,272	5,492,719
General and administrative	5,602,807	5,330,437
Depreciation and amortization	1,251,514	1,189,483
Total operating expense	16,378,923	15,429,089

Income from operations	6,227,143	5,024,231

Other income (expense):
Interest income	1,383,535	1,272,719
Interest expense	(48,671)	(28,166)
Gain on lease termination	12,262	-
Realized gain on short term investments	97,384	-
Unrealized gain (loss) on short term investments	(17,676)	63,997
Income before income taxes	7,653,977	6,332,781

(Provision) for income taxes	(675,850)	(374,491)
Net income	6,978,127	5,958,290

Dividends on Preferred Stock	(360,306)	(549,645)

Net income applicable to common shareholders	$6,617,821	$5,408,645

Weighted average shares, basic	18,262,000	18,202,000
Weighted average shares, diluted	19,141,000	18,931,000
Basic earnings per share	$0.36	$0.30
Diluted earnings per share	$0.35	$0.29

Comprehensive income:
Net income	$6,978,127	$5,958,290
Other comprehensive loss:
Unrealized gain (loss) on available-for-sale securities	16,134	(27,390)
Total comprehensive income	$6,994,261	$5,930,900

REPOSITRAK, INC.

Consolidated Statements of Cash Flows

	For the Years Ended
	June 30,
	2025	2024
Cash flows from operating activities:
Net income	$6,978,127	$5,958,290
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,251,514	1,189,483
Amortization of operating right of use asset	63,597	60,490
Stock compensation expense	403,783	367,147
Gain on termination of operating lease	(12,262)	-
Bad debt expense	600,000	375,000
(Increase) decrease in:
Accounts receivables	(1,301,304)	(1,525,329)
Operating right of use asset	186,709	-
Long-term receivables, prepaids and other assets	(447,479)	123,355
Increase (decrease) in:
Accounts payable	17,060	(166,301)
Operating lease liability	(250,786)	(58,770)
Accrued liabilities	196,499	102,803
Deferred revenue	734,674	538,233
Net cash provided by operating activities	8,420,132	6,964,401

Cash flows from investing activities:
Purchase of property and equipment	(15,965)	(73,317)
Sale (purchase) of marketable securities	16,134	(27,390)
Net cash (used in) provided by investing activities	169	(100,707)

Cash flows from financing activities:
Common stock buyback/retirement	(200,035)	(1,515,574)
Redemption of Series B-1 preferred	(2,999,970)	(2,367,996)
Proceeds from exercise of warrants	79,120	-
Proceeds from employee stock plan	134,346	111,839
Dividends paid	(1,656,377)	(1,721,657)
Payments on notes payable and capital leases	(362,442)	(207,323)
Net cash used in financing activities	(5,005,358)	(5,700,711)

Net (decrease) increase in cash and cash equivalents	3,414,943	1,162,983

Cash and cash equivalents at beginning of period	25,153,862	23,990,879
Cash and cash equivalents at end of period	$28,568,805	$25,153,862

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$435,059	$332,222
Cash paid for interest	$21,023	$15,223
Cash paid for operating leases	$56,244	$73,291

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Common Stock to pay accrued liabilities	$313,218	$536,879
Dividends accrued on Preferred Stock	$360,306	$549,645
Right of use asset	$654,444	$-